Exhibit 5.2

ATTORNEYS & COUNSELORS AT LAW 633 SEVENTEENTH STREET, SUITE 3000 DENVER, COLORADO 80202 TELEPHONE: (303) 297-2900 FAX: (303) 298-0940 WWW.SHERMANHOWARD.COM

Kathleen A. Odle
Direct Dial Number: (303) 299-8116
E-mail: kodle@shermanhoward.com

December 9, 2011

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Ladies and Gentlemen:
We are special counsel for Liberty Media Corporation (the “Company”) and in that capacity we have assisted the Company in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to the registration of certain shares of Series A Liberty Capital Common Stock, $.01 par value per share, that may be purchased pursuant to the Liberty Media 401(k) Savings Plan (the “Plan”).
In connection with the undertaking set forth below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such undertaking. On the basis of such inquiries or examinations, we hereby confirm the following:

1.
The Internal Revenue Service (“IRS”) issued on June 1, 2005, a favorable determination letter indicating the compliance of the provisions of the written documents constituting the Plan with the requirements of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) pertaining to such written provisions;

2.
Pursuant to Revenue Procedure 2007-44, on January 31, 2011, an IRS Form 5300 Application for Determination for Employee Benefit Plan (the “Application”) was submitted with respect to the Plan and all amendments to the Plan subsequent to the issuance of the June 1, 2005, favorable determination letter; and

3.	The Company hereby undertakes the following:

a.	Any and all amendments to the Plan made subsequent to the Application will be timely submitted to the IRS for inclusion in its review of the Plan for a favorable determination letter; and

b.
The Company will make all changes to the Plan required by the IRS in connection with its review of the Application and the above-referenced amendments subsequently timely submitted for review in order to maintain the qualified status of the Plan.

We consent to the filing of this undertaking as an exhibit to the Registration Statement referred to above.
Very truly yours,

Sherman & Howard L.L.C.

/s/ Kathleen A. Odle

Kathleen A. Odle

KAO:CPR